Exhibit 10.16

November 24, 2015

Mr. Kenneth Gayron

[personal address redacted]

Via email to: [personal email address redacted]

Dear Kenneth,

We are pleased to offer you the position of Chief Financial Officer with Numerex reporting to Marc Zionts, Chief Executive Officer.

We are eager to get you on board and would like you to formally accept this offer by Wednesday, December 2nd and start work at Numerex on January 4, 2016 (although we understand your actual starting date may be impacted depending on when the sale of your current employer closes). If you plan on accepting this offer, please contact me to confirm your likely start date.

Shortly after you begin working, Marc will establish specific short and longer-term goals with you. Aside from your specific job requirements, you will be expected to contribute to our overall business and cultural growth by, among other things, helping colleagues achieve their goals and contributing to the development of company-wide intellectual capital.

We have developed a competitive compensation package commensurate with your extensive experience and abilities.

Base Pay

You will earn base pay at an annualized pre-tax rate of $300,000 payable twice a month.

Bonus

You will participate in our Executive Bonus Plan with an annual bonus targeted at 50% of base pay ($150,000). For 2016, this bonus can range from 0% to 75% of base pay depending on Numerex’s achievement against four key financial targets, weighted equally: the percentage of our total revenue that is recurring revenue, gross margin percentage, percentage growth in revenue and percentage growth in EBITDA.

Equity

Subsequent to your hire, management will recommend to the Compensation Committee of the Board of Directors that you be granted 46,150 restricted share units (RSUs) and 92,300 stock options. These equity grants will vest in accordance with Numerex’s current standard vesting terms: 25%/year for four years. Vesting is accelerated upon the occurrence of a Change-in-Control.

At Numerex’s prevailing share price of $6.50/share, the equity grants have an approximate present value of 200% of your base pay ($600,000) split 50%/50% in value between RSUs and options.

In addition to the one-time grant at hire, you will be eligible for annual equity grants with a targeted present value equal to 50% of your base pay. These grants are usually made on or around our annual shareholder’s meeting held in the spring.

3330 Cumberland Boulevard, Suite 700 Atlanta, GA 30339 770.693.5950 ww.numerex.com

Mr. Kenneth Gayron

November 24th, 2015

No Equity is granted until approved by the Compensation Committee.

Associate Benefits

You will be entitled to the benefits generally provided to Numerex associates. Numerex currently offers medical, dental, vision, 401(k), paid-time-off and life insurance plans.

The 401(k) plan includes a company match of 50% of your pre-tax deferrals up to 6% of semi-monthly compensation (i.e., a 3% match) subject to Internal Revenue Code limitations on contributions. Under the paid-time-off plan, you will accrue 15 days of vacation per year, have two elective holidays which can be taken at any time, and be able to take up to seven paid days off in the event of illness. This is in addition to the standard Company-wide holidays (e.g., Thanksgiving, Christmas).

SEVERANCE AND CHANGE IN CONTROL

Management will recommend to the Compensation Committee that Numerex enter into a severance and change in control agreement with you with the following key terms:

•	12 months of base pay in the event you are terminated by Numerex or any successor organization without Cause or resign for Good Reason.

•	All outstanding equity grants will be vested in the event of a change-in-control.

COMPANY POLICIES AND EMPLOYMENT REQUIREMENTS

By accepting employment with Numerex, we expect that you will maintain all information about its operations, customers, and associates as confidential and, in the event that you leave Numerex, refrain from competition with the firm.

As a condition of your employment, you are required to sign the attached Business Protection Agreement. Employment is further contingent upon demonstrating you have the legal right to work in the United States without sponsorship by Numerex, passing a drug test, and a satisfactory background and reference check. The background check may include a review of your credit history.

If you accept this offer, please email a signed copy of this offer letter and Business Protection Agreement to me at [email address redacted].

Unless formally accepted beforehand, this offer will expire at the close of business on December 2nd.

This letter covers all the principal aspects of our offer and does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. At either your option or the Company's option, your employment may be terminated at any time, with or without cause or notice.

Kenneth, we are excited about the prospect of you joining Numerex and helping us continue our growth; your experience, track record of success and integrity is a wonderful fit with our culture.

Please feel free to contact me or Marc if you have any questions or would like to discuss any aspect of this offer.

SIGNATURE PAGE TO FOLLOW

Mr. Kenneth Gayron

November 24th, 2015

Sincerely,

/s/ John Markson

John Markson

VP, Human Resources

Accepted:

SIGNATURE:	DATE:

/s/ Kenneth Gayron	12/1/2015

Mr. Kenneth Gayron

Cc: Marc Zionts

[Standard Business Protection Agreement Redacted]